Exhibit 8.1

January 8, 2014

Apple REIT Seven, Inc.
814 East Main Street
Richmond, Virginia 23219

Apple REIT Eight, Inc.
814 East Main Street
Richmond, Virginia 23219

Apple REIT Nine, Inc.
814 East Main Street
Richmond, Virginia 23219

Ladies and Gentlemen:

We have acted as United States federal income tax counsel for Apple REIT Seven, Inc. (“Apple REIT Seven”), Apple REIT Eight, Inc. (“Apple REIT Eight”), and Apple REIT Nine, Inc. (“Company”); (collectively with Apple REIT Seven and Apple REIT Eight, the “Apple REITs”) in connection with the merger of Apple REIT Seven and Apple REIT Eight into Apple Seven Acquisition Sub, Inc., and Apple Eight Acquisition Sub, Inc. (“Merger Subsidiaries”), respectively, each a wholly-owned subsidiary of the Company, pursuant to that certain Merger Agreement dated August 7, 2013 by and among the Apple REITs and the Merger Subsidiaries (the “Mergers”).  This opinion letter is being delivered in connection with the joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) included in the registration statement on Form S-4, Registration No. 333-191084, initially filed by the Company with the Securities and Exchange Commission on September 11, 2013 pursuant to the Securities Act of 1933 (as amended through the date hereof and together with the documents incorporated by reference therein, the “Registration Statement”), and is to be filed as Exhibit 8.1 to the Registration Statement.  We have been requested to render our opinions as to certain material United States federal income tax matters in connection with the Registration Statement and the Joint Proxy Statement/Prospectus pursuant to the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the “Rules”).  Capitalized terms used and not defined herein shall have the meanings assigned to them in the Joint Proxy Statement/Prospectus.

Atlanta | Austin | Baltimore | Brussels | Charlotte | Charlottesville | Chicago | Houston | Jacksonville | London
Los Angeles | New York | Norfolk | Pittsburgh | Raleigh | Richmond | Tysons Corner | Washington, D.C. | Wilmington

January 8, 2014

In rendering our opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Joint Proxy Statement/Prospectus, (iii) the Merger Agreement and (iv) such other agreements and documents as we have deemed relevant and necessary, and we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.

In our examination, we have assumed, with your permission, (i) the authenticity of original documents, (ii) the accuracy of copies and the genuineness of signatures, (iii) that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s articles of incorporation and by-laws or the laws of such party’s jurisdiction of organization, (iv) that each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (v) that the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein, (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms, (vii) that the factual representations made in the documents we have reviewed and made to us by the Apple REITs in their officer's certificates dated as of the date hereof and delivered to us for purposes of this opinion letter (the “Officer’s Certificates”) are true, correct and complete and will be true, correct and complete at the time of closing of the Mergers (as if made as of such time), (viii) that any factual representations made in the Joint Proxy Statement/Prospectus or the Officer's Certificates “to the best knowledge of,” “in the belief of,” or similarly qualified are true, correct and complete without such qualification and (ix) all required income Tax Returns for the  Apple REITs and their affiliates that are required or permitted to be filed after the Closing Date will be timely filed in a form that reflects (A) in the case of each Apple REIT, its treatment as a REIT, (B) in the case of any such affiliate that is a corporation, its status as a taxable REIT subsidiary or (C) in the case of any such affiliate that is a partnership or a limited liability company, its treatment as a partnership or disregarded entity for federal income tax purposes.  If any of the above described assumptions are untrue for any reason or if the Mergers are consummated in a manner that is inconsistent with the manner in which they are described in the Joint Proxy Statement/Prospectus, our opinions as expressed below may be adversely affected and may not be relied upon.

In rendering our opinions, with your permission, we have not undertaken any independent investigation or verification of any fact or matter set forth in any document or materials or any assumption upon which we have relied (including, without limitation, any statement or representation contained in the Officer’s Certificates), and we expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification.  Our opinions are based solely on the information and representations in such documents including, without limitation, the Company’s representation to the effect that if it is determined that certain distributions to shareholders would fail to qualify for the dividends paid deduction for one or more taxable years with the result that the Company would not have satisfied its distribution requirement with respect to any such taxable year, the Company will pay a deficiency dividend to its shareholders of record pursuant to the deficiency dividend provisions of Section 860 of the Code in the amount necessary to permit the Company to continue to satisfy the distribution requirements of Section 857 of the Code for each such taxable year.

January 8, 2014

The opinions set forth below are based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations (including temporary and proposed Treasury Regulations) issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect.  Our opinions are limited to the matters expressly stated herein.  Our opinions are rendered only as of the date hereof and are subject to subsequent changes in applicable law.  We disclaim any undertaking to advise you or any other person with respect to any such change subsequent to the date hereof.  An opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue and is not binding on the IRS or the courts. Thus, there can be no assurance or guarantee that the IRS will not assert a contrary position with respect to an issue or any conclusions contained herein, or that a court will not sustain such a position if asserted by the IRS.

Based upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, including, but not limited to, the Company’s representation regarding utilization of the deficiency dividend provisions of the Code, we hereby confirm:

(1)           our opinion in the Registration Statement set forth under the caption “Material U.S. Federal Income Tax Consequences of the Mergers”;

(2)           the statements in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences,” insofar as such statements purport to summarize certain provisions of the statutes and regulations referred to therein, are accurate summaries in all material respects; and

(3)           that, commencing with its taxable year ended December 31, 2008, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s proposed method of operation (as described in the Joint Proxy Statement/Prospectus and the Officer’s Certificate of the Company) will enable the Company following the Mergers to meet the requirements for qualification and taxation as a REIT.

In rendering our opinions, we have not investigated or verified for purposes of our opinions the ability of the Company or any of its subsidiaries to operate in compliance with the Officer’s Certificates or our assumptions.  Differences between the actual ownership and operations of the Company and its subsidiaries, and the prior, proposed and intended ownership and operation of the Company and its subsidiaries, described in the Officer’s Certificates or our assumptions could result in U.S. federal income tax treatment of the Company that is different from that described herein.  The Company’s actual qualification as a REIT depends on the Company meeting and having met, in its actual ownership and operations, the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code necessary for a corporation to qualify as a REIT.  We will not monitor actual results or verify the Company’s compliance with the requirements for qualification and taxation as a REIT, and no assurance can be given that the actual ownership and operation of the Company or its subsidiaries have satisfied or will satisfy those requirements.

January 8, 2014

We are rendering our opinions only with respect to the specific matters expressly referenced above in the numbered paragraphs.  Among the representations on which we are relying is a representation by the Company as to the absence of any earnings and profits of the Apple REITs at the time of the Mergers.   We are not rendering any opinion regarding whether any of the Apple REITs had current or accumulated earnings and profits at the time of the Mergers.  If the IRS were to adjust the tax returns of any of the Apple REITs for years prior to the Mergers, and make adjustments to increase the taxable income of any Apple REIT, such adjustments could result in the Company being considered to have undistributed earnings and profits which could adversely affect the Company’s status as a REIT and which could have a material adverse effect on the opinions set forth herein.  We direct your attention to the discussion of these matters in the Joint Proxy Statement/Prospectus under the caption “Material U.S. Federal Income Tax Consequences - Requirements for Qualification as a Real Estate Investment Trust - Annual Distribution Requirements.”

We are rendering this opinion to you solely in connection with the Mergers, and this opinion may not be relied upon by any other person or for any other purpose without our prior written consent, except that this opinion may be relied on by persons entitled to rely on it pursuant to applicable provisions of federal securities law.  We hereby consent to the use of this opinion as an exhibit to the Company’s Registration Statement regarding the Mergers and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading “Legal Matters” and “Material U.S. Federal Income Tax Consequences” in the Registration Statement and in the Joint Proxy Statement/Prospectus relating to the Mergers.  In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ McGuireWoods LLP